                                                                      Exhibit 12

TEXTRON FINANCIAL CORPORATION

STATEMENT SETTING FORTH COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                             NINE MONTHS ENDED
                                                                 SEPT. 30,
                                                                   2002
                                                                 --------
Income before income taxes, distributions on
  preferred securities and cumulative effect
  of change in accounting principle .....................        $ 71,833
                                                                 --------

Fixed Charges:

Interest on debt ........................................         144,726

Estimated interest portion of rents .....................           2,079
                                                                 --------
Total fixed charges .....................................         146,805
                                                                 --------

Adjusted income .........................................         218,638

Ratio of earnings to fixed charges ......................           1.49x
                                                                 ========

   The ratio of earnings to fixed charges has been computed by dividing income before income taxes, distributions on preferred securities and cumulative effect of change in accounting principle and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.


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